Exhibit 99.1

Wesco Aircraft Holdings Reports Results for Fiscal First Quarter 2012

VALENCIA, CA, January 26, 2012 — Wesco Aircraft Holdings, Inc. (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal first quarter ended December 31, 2011.

Highlights

•                  Revenue of $192.6 million, a company record, up 11% compared to $173.5 million in the first quarter of 2011

•                  Adjusted EBITDA of $47.4 million, up 8% compared to $44.1 million in the first quarter of 2011

•                  Adjusted Diluted EPS of $0.26, compared to $0.25 in the first quarter of 2011

Fiscal 2012 First Quarter Results

Revenue for the first fiscal quarter was $192.6 million, another quarterly record and an increase of 11.0% compared to $173.5 million in the prior year period.  Wesco again demonstrated strong international growth during the quarter with revenues in the Rest of World segment increasing by 29.7% compared to the prior year.  In the first quarter, Ad hoc, JIT and LTA sales as a percentage of net sales represented 35%, 31% and 34%, respectively, compared to 38%, 33% and 29%, respectively, for the same period last year.

Adjusted EBITDA for the first quarter was $47.4 million as compared to $44.1 million in the first quarter of 2011.  The increase was due primarily to the growth in sales, partially offset by higher selling, general and administrative expenses.  Net income for the first quarter of fiscal 2012 was $23.2 million, resulting in Diluted Earnings Per Share (EPS) of $0.24.  This compared to $21.7 million, or $0.23 per share in the prior year period. Adjusted Net Income was $24.3 million, resulting in Adjusted Diluted Earnings Per Share of $0.26, compared to $23.0 million, or $0.25 per share in the prior year period.

Randy Snyder, Wesco’s Chairman, President, and Chief Executive Officer said, “Our ability to achieve double digit organic revenue growth in this environment is a reflection of the people, processes and systems we have developed and our commitment to delivering quality parts to our customers on-time. We are very pleased with our first quarter results and believe we are well-positioned for continued success throughout the remainder of the year.”

The Company generated $24.7 million of free cash flow and paid down $25.0 million of long term debt during the fiscal first quarter of 2012.

Financial Outlook

Wesco is reiterating its full year fiscal 2012 guidance for revenues of between $760 million and $785 million, representing a growth rate of 7% to 10% over 2011 results.  Diluted EPS and Adjusted Diluted EPS are expected to be in the range of $0.98 to $1.02, and $1.03 to $1.07, respectively.  These EPS estimates are based on estimated 2012 fiscal year averages of 92.6 million basic shares and 95.8 million diluted shares.

Conference Call Information

The Company will hold a conference call to discuss     its first quarter 2012 results at 5:00 p.m. EDT this afternoon. A live webcast of the call and accompanying slides may be accessed over the Internet from the Company’s website at www.wescoair.com under “Investor Relations.” Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call also is available by dialing 866-804-6923 (domestic) or 1-857-350-1669 (international) and entering passcode 21768544.  Participants should ask for the Wesco Aircraft Holdings fourth quarter conference call.

A replay of the live conference call will be available approximately one hour after the call.  The replay will be available on the Company’s website or by dialing 1-888-286-8010 (domestic) or 1- 617-801-6888 (international) and entering the replay passcode 35235348.  The telephonic replay will be available until Thursday, February 2, 2012.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry. The Company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management.  The Company believes it offers the world’s broadest inventory of aerospace parts, comprised of approximately 475,000 different stock keeping units, including hardware, bearings, tools, electronic components and machined parts. Wesco Aircraft has more than 1,000 employees across 30 locations in 10 countries.

Contact Information:

Richard Zubek

Investor Relations

661-802-5078

InvestorRelations@wescoair.com

Non-GAAP Financial Information

‘‘Adjusted Net Income’’ represents Net Income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs and original issue discount, or OID, (iii) Carlyle Acquisition related non-cash stock-based compensation expense, (iv) unusual or non-recurring items and (v) the tax effect of items (i) through (iv) above calculated using an assumed effective tax rate.

“Adjusted Basic EPS” represents Basic EPS calculated using Adjusted Net Income as opposed to Net Income.

“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income.

‘‘Adjusted EBITDA’’ represents net income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization, (iv) Carlyle Acquisition related non-cash stock-based compensation expense and (v) unusual or non-recurring items.

Wesco utilizes and discusses Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA, which are non-GAAP measures our management uses to evaluate our business, because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We believe these metrics are used in the financial community, and we present these metrics to enhance investors’ understanding of our operating performance and cash flow. You should not consider Adjusted EBITDA and Adjusted Net Income as an alternative to Net Income, determined in accordance with GAAP, as an indicator of operating performance, or as an alternative to net cash provided by operating activities, determined in accordance with GAAP, as an indicator of our cash flow. Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See below for a reconciliation of Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward Looking Statements

Certain information in this news release contains forward-looking statements with respect to the Company’s financial condition, results of operations or business or its expectations or beliefs concerning future events. Such forward-looking statements include the discussions of the Company’s business strategies and the Company’s expectations concerning future operations, revenues, earnings per share, margins, profitability, liquidity and capital resources. In some cases, you can identify forward-looking statements by terminology such as “guidance,” “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although the Company believes that such forward-looking statements are reasonable, it cannot assure you that any forward-looking statements will prove to be correct. Such forward-looking statements involve risks, uncertainties, estimates and assumptions that may cause the Company’s actual results, performance or achievements to be materially different than those set forth in this news release. Additional information relating to factors that may cause actual results to differ from the Company’s forward-looking statements can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011. The Company undertakes no obligation to update or revise forward-looking statements after the day of the release as a result of new information, future events or developments except as required by law.

Exhibits:

Exhibit 1:	Consolidated Statements of Income (Unaudited)
Exhibit 2:	Condensed Consolidated Balance Sheets (Unaudited)
Exhibit 3:	Condensed Consolidated Statements of Cash Flows (Unaudited)
Exhibit 4:	Non-GAAP Financial Information (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.

Consolidated Statements of Income (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended
	December 31,	December 31,
	2011	2010

Net sales	$192,554	$173,528
Cost of sales	119,282	106,829
Gross profit	73,272	66,699
Selling, general and administrative expenses	28,193	25,388
Income from operations	45,079	41,311
Interest expense, net	(6,514)	(6,277)
Other income (expense), net	(22)	516
Income before provision for income taxes	38,543	35,550
Provision for income taxes	(15,365)	(13,880)
Net income	$23,178	$21,670

Net income per share:
Basic	$0.25	$0.24
Diluted	$0.24	$0.23

Weighted average shares outstanding:
Basic	91,198	90,575
Diluted	94,979	92,564

Exhibit 2

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Balance Sheets (UNAUDITED)

(In thousands)

	December 31,	September 30,
	2011	2011

Assets
Cash and cash equivalents	$44,675	$45,525
Accounts receivable, net	100,020	97,289
Inventories	488,664	483,062
Other current assets	7,858	11,740
Deferred income taxes	39,026	39,289
Total current assets	680,243	676,905
Long-term assets	618,469	624,480
Total assets	$1,298,712	$1,301,385

Liabilities and Stockholders’ Equity
Accounts payable	$55,195	$53,069
Other current liabilities	11,200	18,664
Income taxes payable	3,710	1,144
Capital lease obligations—current portion	1,926	2,069
Total current liabilities	72,031	74,946
Long-term liabilities	574,399	597,968
Total liabilities	646,430	672,914
Total stockholders’ equity	652,282	628,471
Total liabilities and stockholders’ equity	$1,298,712	$1,301,385

Exhibit 3

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

(In thousands)

	Three Months Ended
	December 31,	December 31,
	2011	2010

Cash flows from operating activities
Net income	$23,178	$21,670
Adjustments to reconcile net income to net cash provided by operating activities
Non-cash items	5,591	3,587
Changes in assets and liabilities
Accounts receivable	(3,252)	(10,522)
Income taxes receivable	5,808	47
Inventories	(5,382)	(2,475)
Prepaid expenses and other assets	(2,008)	(1,503)
Accounts payable	2,682	(10,192)
Accrued expenses and other liabilities	(6,663)	(2,813)
Income taxes payable	2,643	4,707
Net cash provided by operating activities	22,597	2,506
Cash flows from investing activities
Purchases of property and equipment	(644)	(234)
Proceeds from sale of equipment	2,759	—
Net cash provided by (used in) investing activities	2,115	(234)
Cash flows from financing activities
Repayments of long-term debt, net	(25,000)	(14,000)
Repayment of capital lease obligations	(521)	(387)
Net cash used in financing activities	(25,521)	(14,387)
Effect of foreign currency exchange rates on cash and cash equivalents	(41)	(82)
Net decrease in cash and cash equivalents	(850)	(12,197)
Cash and cash equivalents, beginning of period	45,525	39,463
Cash and cash equivalents, end of period	$44,675	$27,266

Exhibit 4

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended
	December 31,	December 31,
	2011	2010

EBITDA & Adjusted EBITDA
Net income	$23,178	$21,670
Provision for income taxes	15,365	13,880
Interest and other, net	6,514	6,277
Depreciation and amortization	2,382	2,108
EBITDA	47,439	43,935
Carlyle Acquisition related non-cash stock-based compensation expense	—	176
Adjusted EBITDA	$47,439	$44,111

Adjusted Net Income
Net income	$23,178	$21,670
Amortization of intangible assets	923	923
Amortization of deferred financing costs	998	1,072
Carlyle Acquisition related non-cash stock-based compensation expense	—	176
Adjustments for tax effect (assumed rate of 40%)	(768)	(868)
Adjusted Net Income	$24,331	$22,973

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	91,198	90,575
Adjusted Net Income Per Basic Shares	$0.27	$0.25

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	94,979	92,564
Adjusted Net Income Per Diluted Shares	$0.26	$0.25